1.  On April 22, 2010, DHAB, LLC (“DHAB”) entered into an Axis Joint Venture Agreement with Axis Technologies Group, Inc. (“AXIS”), Axis Technologies, Inc. and IRC-Interstate Realty Corporation, pursuant to which AXIS agreed to issue 163,192,720 shares of its common stock, par value $0.001 (the “Common Stock”) to DHAB in return for DHAB (i) issuing a promissory note in the principal amount of $6,000,000 (the “Promissory Note”) and (ii) executing a stock pledge agreement (the “Stock Pledge Agreement”) whereby DHAB pledged to AXIS the 163,192,720 shares of Common Stock to secure DHAB’s obligations under the Promissory Note.  The Promissory Note bears no interest and is due on July 1, 2010, but the note may be prepaid in whole or in part at any time.  The Stock Pledge Agreement provides that, until the Promissory Note has been paid in full, DHAB may not exercise any voting and other consensual rights pertaining to the Common Stock, other than as to any of the shares of Common Stock fully paid for and as to which the lien thereon has been released pursuant to the terms of the Stock Pledge Agreement.  The Stock Pledge Agreement also provides that, as the obligations evidenced by the Promissory Note are paid, or deemed to be satisfied by mutual agreement of DHAB and AXIS, AXIS will release from the lien under the Stock Pledge Agreement an equivalent number of shares of the Common Stock on a prorated basis as are represented by the sums so paid or deemed to be satisfied, based on a price of $0.04 per share.  The 163,192,720 shares held by DHAB represent approximately 67.0% of the Company’s total outstanding common stock (calculated based on a total of 243,404,781 shares outstanding as of April 22, 2010, including the shares held by DHAB, as verified by AXIS on May 3, 2010).

2.  This is a joint filing by DHAB, J. Kevin Adams, William H. Bethell and Daniel L. Brown.  DHAB is the designated filer.  Messrs. Adams, Bethell and Brown are each members of DHAB and, as a result, may be deemed to be the beneficial owners of the shares covered by this Form 3.  Messrs. Adams, Bethell and Brown disclaim beneficial ownership of the shares covered by this Form 3 except to the extent of their respective pecuniary interests.